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                                                                    Exhibit 23.2

                         Independent Auditors' Consent

   We consent to the incorporation by reference in this proxy statement/prospectus of General Instrument Corporation and in the Registration Statement on Form S-4 of Motorola, Inc., of which the proxy statement/prospectus forms a part, of our reports dated February 9, 1999, appearing on pages F-1, F-30 and F-32, in the Annual Report on Form 10-K of General Instrument Corporation for the year ended December 31, 1998 and to the references to us under the headings "Summary Selected Financial Information" and "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE, LLP

Parsippany, New Jersey
October 7, 1999